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Exhibit 99—Press Release

NEWS RELEASE	6113 Lemmon, Dallas, Texas 75209 Tel 214.956.4511 • Fax 214.956.4239 Contact: David Tehle Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR UPDATES THIRD QUARTER EARNINGS ESTIMATE

        DALLAS, TX (July 16, 2002)—Haggar Corp. (NASDAQ-HGGR) announced today that the Company's net sales for the quarter ending June 30, 2002, are expected to increase 1 to 3% from the same period in fiscal 2001. In spite of a very tough retail environment, the Company's aggressive marketing has resulted in positive top line performance. The current projected earnings per share for the quarter ending June 30, 2002, are expected to be in the range of $0.03 to $0.06 versus $0.15 on a diluted basis for the same period a year ago.

        J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, "We are committed to our strategy of growing market share and top line sales. Gross margins were lower than anticipated in the quarter primarily due to retail pricing pressures. We continue to be very pleased with the initial performance of our new, innovative products, particularly the Comfort Fit pant which has been doing extremely well at retail."

        In other news, the Company filed a Form 8K containing its updated projections for fiscal 2002 with the Securities and Exchange Commission today. The updated projections include changes to the fiscal fourth quarter EPS projections, which are now forecasted at $0.30-$0.36 on a diluted basis.

        The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

        Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

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HAGGAR UPDATES THIRD QUARTER EARNINGS ESTIMATE